Exhibit 99.1

Waytronx, Inc. Changes Name to CUI Global, Inc.

Continuing its Transformation into a Platform and Technology Licensing Company; Waytronx is Rebranding and Changing its Ticker Symbol to CUGI

TUALATIN, Ore. – Tuesday, January 4, 2011 – CUI Global, Inc. (OTCBB: CUGI), previously Waytronx, Inc., is the new name for the platform company dedicated to the acquisition, development, and commercialization of new, innovative technologies.  Shareholders approved the name change during the company’s 2010 Annual Meeting. The CUI Global name better reflects the company’s strategic direction in advanced electronics and as a marketer and manufacturer of electro-mechanical components for OEM manufacturers through its wholly owned subsidiary, CUI Inc.

In conjunction with this name change and the rebranding effort, CUI Global will initiate its new website at www.cuiglobal.com on Tuesday, January 4, 2011, as well.

“2010 was a tremendously successful year in terms of debt reduction, increased revenue, profitability, and the acquisition of some exciting new technologies,” stated William Clough, president and chief executive officer of CUI Global.

“For many years, Waytronx focused on its thermal management technology and the company name was fitting for that strategy.  However, as we have acquired new businesses and technologies we have transformed ourselves into a multi-technology, platform company, and it has become evident that there are larger and much broader opportunities for the company," Clough continued.

“The company’s long-term strategy is to become a world recognized acquirer and developer of unique, high-end technologies addressing various markets and industries.  Accordingly, the name of the company now more accurately reflects our new business focus,” explained Clough.

CUI Global along with its subsidiaries have compiled and developed an extensive technology portfolio, which currently includes the Novum Digital Power Line and other proprietary technologies like the SEPIC-fed BUCK converter technology, and the GasPT2 natural gas metering device – all of which are expected to be in the market in 2011.  CUI Global continues to seek a strategic partner to develop its WayCool™ thermal management architecture and WayFast™ power and communications architecture, as well.

CUI Global successes over the past year include:

•	Second Quarter Revenue of $10,700,000 -- Up 77% Year-Over-Year with Earnings Per Share (EPS) of $0.02;
•	Third Quarter Revenue of $10,500,000 -- Up 32% Year-Over-Year with Year-to-Date (YTD) Earnings Per Share (EPS) of $0.02;
•	Significant reduction of its acquisition debt from over $40,000,000 in 2008 to less than $15,000,000 today;
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Transfer of its entire banking relationship to Wells Fargo Bank, N.A. (NYSE: WFC), a national bank with the resources, reputation, and strength to dramatically increase the company’s ability to expand its business and continue its aggressive growth strategy;

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Acquisition and development of exciting new technologies like the Novum Digital Power Line,  the SEPIC-fed BUCK converter technology, and the GasPT2 natural gas metering device, including receipt of full BASEEFA safety certification for the GasPT2 device in late 2010; and,

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The first two consecutive profitable quarters in the company’s history with the company’s YTD (as of the Third Quarter) Net Profit of $4,570,997 representing an increase from a Net Loss in the first nine months of 2009 and YTD (as of the Third Quarter) Operating Profit of $1,259,051 representing an increase from an Operating Loss in the first nine months of 2009.

The company’s name change is accompanied by an aggressive brand marketing program to ensure that the CUI Global technologies and associated companies remain as leaders in the high-tech electronics industry, both domestically and internationally.

“We remain confident that this name change, the associated branding, along with the acquisitions and initiatives we have implemented since May 2008 will continue to produce positive results in revenue growth, profitability, and, thereby, increase shareholder value into 2011 and beyond,” concluded Clough.

In addition to changing its ticker symbol to OTCBB: CUGI, CUI Global is announcing the activation of its new website at www.cuiglobal.com.

About CUI Global, Inc.
CUI Global is a publicly traded holding company dedicated to maximizing shareholder value through the acquisition and development of innovative companies and technologies. From its GasPT2 platform targeting the energy sector, to its subsidiary CUI Inc's industry leading digital power platform targeting the networking and telecom industries, CUI Global has built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, market channels of CUI Global and its subsidiaries. CUI Global prides itself on operating with the same level of integrity, respect, and philanthropic dedication that was put in place by CUI Inc’s founder more than 20 years ago. It is these values that allow the company to make a difference in the lives of their customers, their community, their employees, and their investors. Recently, a move was made to merge and streamline resources with its subsidiary CUI Inc in order to create a unified, international brand that now positions CUI Global for further strategic expansion.

CUI Global also holds 49% of Comex, a Japanese DSP-based hardware and software company that specializes in test and measurement equipment. It focuses on applications that demand high speed multiple channel measurement. The Comex product line ranges from 8 channel to 1032 channel systems. Comex works primarily with research labs, universities, and large companies in Japan to create its custom solutions.

For more information, please visit www.cuiglobal.com and www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products.  These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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Media Contact: Maggie Lefor CUI 503-612-2300 press@cuiglobal.com	Investor Relations: Fred Schultz 760-429-7775 760-855-8880 investors@cuiglobal.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of CUI Global, Inc. Other names and brands are the property of their respective owners.